UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
  SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:     May 24, 2016

  CUMMINS INC.
 (Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)
Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                          Other Events

On May 24, 2016, Jill E. Cook, Vice President and Chief Human Resources Officer of the Company, entered into a pre-arranged stock trading plan (the “Cook 10b5-1 Plan”) to exercise options to purchase a limited number of shares of the Company’s Common Stock and to sell the shares acquired on exercise, and to sell a limited number of her shares of the Company’s Common Stock.

The Cook 10b5-1 Plan allows for the exercise of options to purchase a maximum of 5,790 shares of Common Stock if the Common Stock reaches a specified market price during the period commencing sixty days after adoption of the Cook 10b5-1 Plan and continuing until the options to purchase all 5,790 shares have been exercised and the acquired shares sold, or May 24, 2017, whichever occurs first. The shares acquired upon exercise will be sold contemporaneously with the exercise.  In addition, the Cook 10b5-1 Plan allows for the sale of a maximum of 6,171 shares of Common Stock at specified market prices commencing sixty days after adoption of the Cook 10b5-1 Plan and continuing until all 6,171 shares are sold or May 24, 2017, whichever occurs first.  Based on her current ownership of Common Stock, if the options to purchase all of the 5,790 shares of Common Stock subject to the Cook 10b5-1 Plan were exercised in full, and all of the shares acquired upon exercise were sold, and if all of the 6,171 additional shares of Common Stock subject to the Cook 10b5-1 Plan were sold, Ms. Cook would beneficially own approximately 17,593 shares of Common Stock.

The Cook 10b5-1 Plan was designed to comply with the Company’s insider trading policies and the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit an officer or director to enter into a pre-arranged plan for buying or selling Company stock at a time when the officer or director is not in possession of material, nonpublic information about the Company.  Ms. Cook will continue to be subject to the Company’s stock ownership guidelines, and the sales contemplated by the Cook 10b5-1 Plan will not reduce Ms. Cook’s ownership of Common Stock below the levels required by the guidelines.  All sales of Common Stock under the Cook 10b5-1 Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 1, 2016

CUMMINS INC.
/s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller